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                                                                  EXHIBIT 610.01
                                LICENSE AGREEMENT

MEMORANDUM OF AGREEMENT made and entered into as of the 24th day of January, 1997 ("Effective Date").

BY AND BETWEEN:            NORTHERN TELECOM LIMITED,
                           a corporation duly incorporated under the laws of Canada, having an office at 8200 Dixie Road, Brampton, Ontario, Canada L6T 5P6, on behalf of itself and its Subsidiaries and Affiliates

                           (hereinafter called "Northern Telecom")

AND:                       APPLIED DIGITAL ACCESS, INC.
                           a corporation duly incorporated under the laws of California and having an office at 9855 Scranton Road, San Diego, California, U.S.A. 92121

                           (hereinafter called the "licensee")

WHEREAS Northern Telecom designs, produces and markets telecommunications systems and is in possession of certain proprietary rights in the technology related to such systems; and

WHEREAS Northern Telecom and Licensee have previously entered into a license agreement for rights in respect of certain of such systems and technology; and

WHEREAS Licensee wishes to obtain further rights in respect of such systems and technology; and

WHEREAS each Party is prepared to grant such licenses and enter into such obligations, as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, IN CONSIDERATION OF THE MUTUAL PROMISES HEREINAFTER SET FORTH, THE PARTIES AGREE AS FOLLOWS:


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                                    ARTICLE 1
                                   DEFINITIONS

As used herein, unless otherwise defined;

(a) "Affiliate" shall mean a corporation or company which a Party hereto effectively controls, directly or indirectly, other than a Subsidiary, through the ownership or control of shares in the corporation or company;

(b) "Authorized Products" shall mean all products which are developed byLicensee pursuant to the licenses granted in this Agreement;

(c) "Copyrights" shall mean all copyrights owned or controlled byNorthern Telecom or its Subsidiaries or Affiliates in existence at anytime in any or all countries of the world and first existing prior to orduring the tern of this Agreement;

(d) "DSS lI Product" shall mean the DSS II software product which is comprised of software proprietary to BC TEL, Microtel Limited and Northern Telecom;

(e) "DSS II Licensed Information" shall mean those items of information and all source code, object code, design documentation, Northern Telecom's customer product documentation (including training and operations), installation and maintenance documentation marketing materials developed for general use, test specifications, Northern Telecom proprietary utilities and tools, command files for software development and testing, and everything currently used by Northern Telecom at the Effective Date to develop, modify and enhance the DSS II Product to the extent available in accordance with Article 3 hereof;

(f) "Enhancements" shall mean any minor extensions of the features and/or capabilities which are contained in the DSS II licensed Information as it exists as of the Effective Date of this Agreement;

(g) "Gross Sales" shall mean the proceeds paid to Licensee upon the sublicensing of Authorized Products or of DSS II Licensed Information, as well as engineering and installation related thereto, whether composing a lump sum and/or periodic payments; provided that Gross Sales shall not include (i) separately itemized taxes, support service or



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        maintenance fees, insurance, interest charges on financing provided by
        Licensee to its customers and transportation costs, actually paid by Licensee's customers; or (ii) any refunds for returns.

(h) "Intellectual Property" shall mean the aggregate of Patents, Copyrights and Maskworks, trade secrets and know-how which relates in any way to DSS II Licensed Information and Authorized Products;

(i) "Joint Venture" shall mean a joint venture company which is a cooperative business enterprise formed between Northern Telecom and other autonomous entities to address more effectively certain mutual business interests and opportunities.

(j) "Manufacturing Licensee" shall mean a third party entity which has entered into an agreement with Northern Telecom to manufacture, in modified or unmodified form, Northern Telecom products and directly or indirectly through distributors, to sublicense and distribute Northern Telecom products under Northern Telecom or the Manufacturing Licensee's own brand name.

(k) "Maskworks" shall mean all rights in semiconductor topology owned or controlled by Northern Telecom or its Subsidiaries or Affiliates similar to those defined in the Semiconductor Chip Protection Act of 1984 (U.S.A ) in existence at any time in any or all countries of the world and first existing prior to or during the term of this Agreement;

(1) "Modifications" shall mean any minor changes such as, but not limited to, bug fixes, to the features and/or capabilities of the DSS lI Licensed Information as it exists as of the Effective Date of this Agreement;

(m) "MOU" shall mean the Memorandum of Understanding between Northern Telecorn and Licensee, executed on even date to this Agreement, concerning the sale of the DSS II business to Licensee;

(n) "Patents" shall mean all patents (including utility models but excluding design registration and design patents) owned or controlled by Northern Telecom or its Subsidiaries or Affiliates issued at any time in any or all countries of the world on applications having effective filing dates prior to the expiration or termination of this Agreement, including all continuations' continuations-in part, divisionals, reissues, additions, reexaminations and extensions with respect to any of the foregoing;

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(o)     "Permitted Customers" shall mean GTE and BC TEL;

(p) "Subsidiary" shall mean a corporation or company in which a party hereto effectively owns or controls, and continues to own or control, directly or indirectly, more than fifty percent (50%) of the voting stock or shares;

                                    ARTICLE 2

                                 GRANT OF RIGHTS

Northern Telecom, to the extent of its legal right so to do, and provided that Northern Telecom Limited and ADA enter into an agreement for the sale of the DSS II business as contemplated in the MOU, will grant, subject to the terms and conditions of this Agreement, to Licensee and its Subsidiaries and Affiliates, for the period from the execution of this Agreement to the closing date of the actual sale of the DSS II business as contemplated in the MOU, a personal, non-transferable, non-exclusive, non-assignable, indivisible right;

(a) to use and modify and have modified the DSS II Licensed Information, and any Enhancements and Modifications thereto licensed hereunder, to develop Authorized Products for Permitted Customers only;

(b) to sublicense Authorized Products to Permitted Customers only, pursuant to a valid sublicense agreement containing substantially the terms set forth in Schedule "B";

(c) to grant sublicenses to the DSS II licensed Information In object code version only, to Permitted Customers only, pursuant to a valid sublicense agreement containing substantially the terms set forth in Schedule "B";

(d) to grant, to Permitted Customers only, provided that such Permitted Customers are validly sublicensed as set out herein, the right pursuant to an escrow agreement, if the licensee,

        (i) becomes insolvent or files an assignment in bankruptcy or fails to have dismissed any petition seeking to have it declared bankrupt when 30 days after the filing thereof, or

        (ii) after using its best efforts to support Authorized Products, ceases all support of Authorized Products,



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        to have access to and to use the source code version of the DSS II
        Licensed Information solely for internal use to support the Authorized Products; and

(e) under Intellectual Property, but only to the extent necessary to enable the exercise of the rights granted In the immediately preceding subparagraphs.

The aforesaid rights shall include the right to communicate to Permitted Customers purchasing the Authorized Products permitted hereunder such portions of the DSS II Licensed Information as are reasonably needed by such Permitted Customers for the use of the Authorized Products; provided, however, that, to the extent that proprietary information is being communicated, the recipients of the DSS lI Licensed Information be advised by Licensee in writing at the tine, or before such communication, that proprietary information is being communicated and that such information is to be kept confidential and not used except as expressly permitted in writing and provided that such recipients undertake such obligations of confidentiality and restricted use in writing.

For greater certainty, Licensee shall have no right to use the DSS lI Licensed Information other than to develop Authorized Products for Permitted Customers only, and as set forth in the immediately preceding paragraph. Nothing herein shall be interpreted so as to restrict any rights or licenses granted to Licensee pursuant to the License Agreement between Licensee and Northern Telecom dated 15 July, 1996.

Licensee shall comply with all applicable governmental legislation or regulations imposing restrictions on the export of products.

Licensee grants to Northern Telecom and its Subsidiaries, Manufacturing Licensees and Joint Ventures a personal, non-transferable, non-assignable, (except as provided in this Agreement) indivisible, world-wide right to use all Enhancements and Modifications which Licensee may develop or have developed during the term of this Agreement in connection with the use of the DSS II Licensed Information. Northern Telecom grants to Licensee and its Subsidiaries and Affiliates a personal, non-transferable, non-assignable, indivisible right to use all Enhancements and Modifications which Northern Telecorn may develop or have developed during the term of this Agreement in connection win the use of the DSS II Licensed Information.




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Within Thirty (30) days of the end of each calendar quarter, each party shall provide the other with a copy of all Enhancements and Modifications developed during such preceding quarter together with all applicable documentation, or, if applicable, written notice that no new Enhancements or Modifications have been developed during such preceding quarter.

In the event that prior to the actual closing date of the sale of the DSS II business as contemplated in the MOU, and provided that a Permitted Customer wishes to enter into an agreement with Licensee which is dependent on rights in the DSS II Information, then Northern Telecom and Licensee will negotiate in good faith the terms of a license which, to the extent of Northern Telecom's legal right so to do, grants to Licensee the rights necessary to complete such agreement with such Permitted Customer. Without limiting the generality of the foregoing, such a license between Northern Telecom and ADA shall include applicable payments and/or royalties as well as providing for reduced commitment by Nortel for ADA research and development capabilities and resources as set form under the Master Agreement between Northern Telecom and Licensee dated 15 July, 1996.

                                    ARTICLE 3

                     FURNISHING DSS II LICENSED INFORMATION

Northern Telecom shall, to the extent of its legal right so to do, promptly furnish to Licensee the DSS II Licensed Information.

Northern Telecom shall only be obliged to provide DSS II Licensed Information available to it or its Subsidiaries, and shall not be obligated to obtain, develop or produce, except as expressly set forth herein, any new or unavailable DSS II Licensed Information. Northern Telecom shall supply the DSS II Licensed Information as soon as reasonably possible after execution of this Agreement and receipt from Licensee of the payment set forth in the first paragraph of Article 6 and substantially complete such supply within ninety (90) days therefrom.

DSS II Licensed Information provided hereunder shall be deemed delivered upon delivery to the common carrier chosen by Northern Telecom, at the relevant facility of Northern Telecom or upon sending by Northern Telecom if such DSS II Licensed Information is delivered by electronic means.

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That portion of the DSS II Licensed Information provided by Northern Telecom to
Licensee pursuant to a prior confidentiality or non-disclosure agreement shall be considered provided pursuant solely to this Agreement and subject only to the terms and conditions hereof.

                                    ARTICLE 4

                REVIEW OF AUTJORIZE PRODUCTS BY NORTHERN TELECOM

Licensee shall advise Northern Telecom, in writing of each new release of Authorized Products developed during the term of this Agreement and, at Northern Telecom's request, provide suitable prototype and commercial versions of such Authorized Products for a period not to exceed three (3) business days solely to allow Northern Telecom to test such products. Authorized Products shall be returned to Licensee. Northern Telecom shall, test the Authorized Products on Northern Telecom's premises and at Northern Telecom's expense.

Licensee shall provide, free of charge, such reasonable assistance of its qualified technical personnel as may be requested by Northern Telecom to assist in carrying out such testing.

Northern Telecom shall provide to Licensee the results of such testing, and may, in its sole discretion, provide to Licensee comments and advice thereon.

                                    ARTICLE 5

                              TECHNICAL ASSISTANCE

During the term of this Agreement, Northern Telecom shall make available to Licensee, to the extent contemplated in the immediately following paragraphs, upon the latter's request, technical assistance to facilitate the use of the DSS II Licensed Information provided hereunder for the exercise of the rights granted herein.

Technical assistance provided hereunder by Northern Telecom shall be provided as reasonably required, under Northern Telecom's standard terms and conditions, including Northern Telecom's then-current per diem rates therefor plus expenses.

Technical assistance provided hereunder shall be limited to that which is reasonable under the circumstances and shall be scheduled by Northern

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Telecom to serve the needs of Licensee, but not so as to inconvenience, or place excessive demands upon, the operations of Northern Telecom, or its Subsidiaries or Affiliates. In determining what shall constitute a reasonable amount of support under the circumstances, consideration shall be also be given to the support provided by Northern Telecom to Licensee pursuant to the License Agreement between the Parties dated 15 July, 1996. Technical assistance shall include both consulting technical services of Northern Telecom and visits of Northern Telecom personnel to Licensee's facilities.

Technical assistance provided by Northern Telecom prior to the commencement of this Agreement and related to the subject matter hereof shall be considered provided pursuant to this Agreement and subject only to the terms and conditions hereof.

                                    ARTICLE 6

                                     PAYMENT

In the event that pursuant to Article 2, Northern Telecom and Licensee enter into negotiations in respect of a license agreement for rights in the DSS II Information, Northern Telecom and Licensee shall negotiate in good faith a value for such rights. In the event that Northern Telecom and Licensee execute a license agreement as contemplated under Article 2, the value of the rights, as negotiated by Northern Telecom and Licensee, shall be included in the sale price of the DSS II business.

If the amount that a third party shall pay to Licensee for the Authorized Products and associated engineering and installation cannot be determined at the time that Licensee grants a license to such third party because such amount is not separately identified, Licensee shall pay to Northern Telecom an amount determined as set out below:

(i) Licensee shall establish a list price for the Authorized Product for the particular third party customer; and

(ii) Licensee shall then determine a discount percentage to be applied against such price based upon current market practice and the average discount percentage applied to the previous five (5) licenses granted to the Authorized Product for which the licensee most closely approximates such license with respect to the size and functionality of the system being licensed; provided however, that suds average shall include all prior licenses of the Authorized Product, if five (5) or fewer of such prior licenses have been granted at that time.



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                                    ARTICLE 7

                             RECORDS AND REMITTANCES

Licensee shall keep clear and accurate records with respect to the Authorized Product and the DSS II licensed Information. Northern Telecom shall have the right through its internal auditing experts, to examine and audit, during normal hours, annually (or at less frequent intervals) all such records and such other records and accounts as may under recognized accounting practices contain information bearing upon the amounts payable to it under this Agreement. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit. Neither such right to examine and audit, nor the right to receive such adjustments, shall be affected by statements to the contrary appearing on cheques or otherwise, unless any such right is expressly waived by the party having such right. Licensee shall furnish whatever additional information Northern Telecom may reasonably prescribe from time to time to enable Northern Telecom to ascertain whether the Authorized Product or DSS II Licensed Information sublicensed is subject to the payment of royalties hereunder and the amount payable thereon.

Within sixty (45) days following the end of each quarterly period ending on March 31, June 30, September 30 or December 31, commencing with the first quarterly period after the execution date of this Agreement and continuing thereafter until all royalties payable hereunder shall have been reported and paid, Licensee shall furnish to Northern Telecorn a statement, in a form acceptable to Northern Telecom, certified by an authorized official of Licensee, recording all Authorized Products or DSS II Licensed Information sublicensed during such quarterly period, the Gross Sales and the amount of royalties payable thereon. If no Authorized Products or DSS II licensed Information have been sublicensed, that fact shall be shown on such statement.

On the last day of each quarterly period, Licensee shall pay to Northern Telecom the royalty applicable to all amounts received in such quarter.

All payments to be made by Licensee to Northern Telecom shall be made in United States Dollars at Northern Telecom's address as shown in Article 13 hereof, Or at such other address as Northern Telecom shall have specified by written notice.

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Licensee shall pay all taxes imposed a result of the existence or operation of this Agreement including, but not restricted to, registration fees, remittance fees, stamp taxes, sales, value added or use imposed with respect to the granting or transfer of rights hereunder or the payment or receipt of fees hereunder and any tax which Licensee shall be required to withhold or deduct from fees or other payments to Northern Telecom except any tax on income imposed on Northern Telecom.

Payments when provided for in this Agreement shall, when overdue, bear interest at a monthly rate of one and one-half percent (1.5%) or an annual rate of eighteen percent (18%).

                                    ARTICLE 8

                            CONFIDENTIAL INFORMATION

Any information or materials (including DSS II Licensed Information) provided by Northern Telecom hereunder ("Confidential Information") shall remain the property of Northern Telecom, and the licensee shall be authorized to use such information or materials only within the scope of the rights and licenses herein granted.

Except as hereinafter provided, for a period of three (3) years following the date of termination of this Agreement, Licensee shall protect Confidential Information provided to it by use of the same care and discretion to avoid disclosure, publication, or dissemination of such Confidential Information, as the case may be, beyond those employees of Licensee with a need to know such information for the purposes of this Agreement, as the Licensee employs with similar information of its own which it does not desire to disclose, publish or disseminate.

Information which would otherwise be classified as Confidential Information hereunder shall not be treated as confidential, or otherwise subject to the restrictions and obligations set forth in this Article 8, if such information:

(a) is already in the possession of Licensee without obligation of confidence and is so documented;

(b)     is independently developed by licensee and is so documented;

(c) is or becomes publicly available without breach of this Agreement, including DSS II Licensed Information which is made public;




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(d)     is rightfully received by Licensee from a third party without obligation of confidence; or

(e)     is released for disclosure by Northern Telecom with its written consent.


                                       ARTICLE 9

                                       LIABILITY

Northern Telecom makes no representations in respect to and does not warrant any DSS II Licensed Information furnished pursuant hereto, but shall furnish such in good faith to the best of its knowledge and ability. Without restricting the generality of the foregoing, Northern Telecom makes no representations or warranties as to merchantability or fitness for a particular purpose, or as to whether or not the use of the DSS II Licensed Information supplied hereunder may infringe any patent or other rights of any other person.

Licensee shall indemnify and save Northern Telecom harmless from any and all claims and liabilities for damages, losses, expenses or costs (including counsel fees and expenses) arising out of any infringement or alleged infringement by any modification to the DSS II Licensed Information made by or on behalf of Licensee as well as any and all claims and liabilities arising out of any modification to the DSS II Licensed Information made by or for Licensee.

Northern Telecom represents that to the best of its knowledge there is no conflicting claim related to the rights granted hereunder. In the event of any suit against Licensee or its customers for any alleged infringement of any intellectual property right or any other right of any third party arising from the sale or sublicense of Authorized Products by licensee, Northern Telecom's sole and only obligation and liability shall be to assist Licensee in defending or otherwise dealing with such suit, at Licensee's expense, without incurring any liability with respect to any such assistance.

In the event that either party becomes aware of any actual or suspected acts of a third party that do or naught infringe Intellectual Property rights through use of the DSS II Licensed Information, which infringement does or might affect any Authorized Product (an "Infringement"), such party shall notify the other of the Infringement and Northern Telecom may choose, but shall have no obligation, to institute and prosecute any action or proceeding with respect to the Infringement at the cost of Northern Telecom, and Northern Telecom


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shall be entitled to any and all proceeds recovered from third parties as a result of such enforcement. Northern Telecom agrees not to take any action inconsistent with this Agreement in the settlement of any action.

If Northern Telecom elects not to prosecute any Infringement suit, licensee may do so at Licensee's own expense after notice to Licensee of that intention and Licensee shall be entitled to any and all proceeds as a result of such enforcement to the extent that such proceeds relate to infringement against Authorized Products.

Licensee shall indemnify and save Northern Telecom harmless from any and all claims and liabilities for damages, losses, expenses or costs (including counsel fees and expenses) arising out of the furnishing or receipt of any technical assistance pursuant hereto and hereby waives any claims that it might have or might pretend to have against Northern Telecom, its employees and agents, as well as those of its Subsidiaries and Affiliates, for or arising Tom the provision of such assistance or information.

Notwithstanding anything else in this Article 9, Northern Telecom agrees that it shall indemnify and save the Licensee and its Affiliates and Sublicensees harmless with respect to any suit based on a claim that the use of the DSS II Licensed Information or the sublicensing of the same infringes any intellectual property right of any third party; provided that such obligation of Northern Telecom shall apply only to the extent that Northern Telecom is indemnified by MPR Teltech Ltd. ("MPR") pursuant to the master agreement (the "Development Agreement") made as of December 11,1992 between MPR and Northern Telecom (as assignee of Prism Systems Inc.) arid subject to the restrictions and releases set form in the Development Agreement and in the DSS II development assignment agreement made as of July 15, 1996 among MPR, ADA Canada, Inc., Northern Telecom and BC Telecom Inc. For greater certainty, nothing in this paragraph shall render Northern Telecom liable to Licensee in respect of a claim of infringement for any amount in excess of the amount received by Northern Telecom from MPR in respect of such claim of infringement.

                                   ARTICLE 10

                                  FORCE MAJEURE

Neither Party shall be in default or liable for any loss or damage resulting from delays in performance or from failure to perform or comply with terms of this Agreement due to any causes beyond its reasonable control during the


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continuation of such causes, which causes include but are not limited to Acts of
God or the public enemy; riots and insurrections, war, accidents, fire, strikes and other labor difficulties (whether or not the Party is in a position to concede to such demands), embargoes, judicial action; lack of or inability to obtain export permits or approvals, necessary labor, materials, energy, components or machinery; acts of civil or military authorities.

                                   ARTICLE 11

                                    DURATION

This Agreement shall commence on the above mentioned Effective Date and terminate (save with the exception of the survivorship provisions set forth in He final paragraph of Article 12) upon completion of a period of three (3) years following such date. Following the expiry of this Agreement by the passage of time, Licensee may continue to exercise the licenses granted pursuant to Article 2 as though this Agreement had continued.

                                   ARTICLE 12

                                   TERMINATION

In the event either Party shall be in breach of this Agreement or fail to perform one or more of its material obligations under this Agreement, the other Party may, by written notice to the Party in default, require the remedy of the breach or the performance of the obligation and, if the Party so notified fails to remedy or perform within sixty (60) days of He forwarding of a notice go to do, the other Party may, by written notice, terminate this Agreement.

In the event of an enforceable decision or directive declaring invalid an essential part of this Agreement) without which this Agreement would not have been entered into, this Agreement may, at the option of either Party, be terminated upon the giving of notice to the other Party. Save as before set forth, in the event that any tern, clause, provision or condition of this Agreement shall be similarly adjudged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other term, clause, provision or condition and such invalid term, clause, provision or condition shall be deemed to have been deleted from this Agreement.

In the event that Licensee becomes majority owned or controlled by an entity which is a direct competitor of Northern Telecorn, Licensee shall forthwith



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provide written notification to Northern Telecom of such change in majority ownership or control. Within thirty (30) days of receipt of such change in ownership or control, Northern Telecom may, in its sole discretion, elect to terminate this Agreement and the licenses granted hereunder provided that the acquiring entity is reasonably determined to be a direct competitor of Northern Telecom.

In the event either Party becomes involved or is the object of bankruptcy or insolvency proceedings, or makes an assignment for the benefit of its creditors, or is placed in receivership or liquidation, or fails to satisfy any final judgment rendered against it within the period so permitted, then, the over Party may, without any delay, by written notice, terminate this Agreement.

In the event of termination of this Agreement prior to the expire of its term, Licensee shall discontinue the exercise of the rights granted hereunder and the use of the DSS II Licensed Information and shall pay to Northern Telecom all amounts due hereunder.

Notwithstanding any termination hereunder, the provisions of Articles 2 and 8 related to confidentiality and non-use, and the provisions of Article 9 related to liability shall survive the termination of this Agreement.

                                   ARTICLE 13

                                     NOTICES

Any and all notices or other information to be given by one of the Parties to the other shall be deemed sufficiently given when forwarded by prepaid, registered or certified first class air mail or by facsimile, telegram, telex or hand delivery to the other Party at the following address:

If to Northern Telecom:          Northern Telecom Limited
                                 8200 Dixie Road
                                 Brampton, Ontario
                                 Canada L6T 5P6
                                 Attention: Corporate Secretary



If to Licensee:                  Applied Digital Access, Inc.
                                 9855 Scranton Road
                                 San Diego, California
                                 U.S.A. 92121
                                 Attention: President

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and such notices shall be deemed to have been received fifteen (15) business days after mailing if forwarded by mail, and the following business day if forwarded by facsimile, telegram, telex or hand.

The aforementioned address of either Party may be changed at any time by giving fifteen (15) business days prior notice to the other Party in accordance with the foregoing.

In the event of a generally-prevailing labor dispute or other situation which will delay or impede the giving of notice by any such means, in either the country of origin or of destination, the notice shall be given by such specified mode as will be most reliable and expeditious and least affected by such dispute or situation.

                                   ARTICLE 14

                                GENERAL PROVISION

Neither Party may assign all or any portion of this Agreement without the other Party's prior written consent. Notwithstanding the foregoing, a Party may assign and transfer this Agreement and its rights and obligations hereunder to its parents, Affiliates or Subsidiaries. In no event shall either Party create any contractual relation between any third party and the other.

The Parties recognize that the transfer of DSS II Licensed Information to or from a country other than Canada or the United States of America may be subject to the specific approval of the governments of such countries or serious agencies thereof.

Nothing in this Agreement shall be construed as requiring Northern Telecom to disclose technical information, or to grant rights under licenses, or to render any technical assistance, which would violate any confidentiality undertakings which it has towards third persons or which would violate any present or future law or decrees of any government or governmental office or agency, and nothing contained herein shall require the disclosure of technical information which would increase or impose any obligations on Northern Telecom with respect to third parties.

Nothing contained in this Agreement shall be construed as:

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(a)     requiring Northern Telecom to file any patent application, to secure any patent or to maintain any patent in force;

(b) constituting a warranty or representation by Northern Telecom as to the validity or scope of any patent licensed hereunder;

(c) constituting a warranty or representation bar Northern Telecom that any use, lease, sale or sublicense by Licensee hereunder will be free from infringement of patents, copyrights and other intellectual property rights other than those under which, and to the extent to which, licenses are granted hereunder;

(d) constituting an agreement to bring or prosecute actions or suits against third parties for infringements;

(e) conferring any right to use, in advertising, publicity or otherwise, any name, trade-name or trademark, or any contraction, abbreviation or simulation thereof;

(f) conferring by implication, estoppel or otherwise upon Licensee any license or other right under any patent, except the licenses arid rights expressly granted hereunder.

Except as explicitly set forth herein, nothing contained in this Agreement shall limit, in any manner, either Party's right to discontinue or change the design or characteristics of any of its products (including DSS II Licensed Information) at any time without notice and without liability.

The failure of either Party to give notice to the other Party of the breach or non-fulfillment of any term, clause, provision or condition of this Agreement shall not constitute a waiver thereof, nor shall the waiver of any breach or non-fulfillment of any term, clause, provision or condition of this Agreement constitute a waiver of any over breach or non-fulfillment of that or any other term, clause, provision or condition of this Agreement.

All technical and other information provided or made available to Licensee prior to the execution of this Agreement which should have been covered by the definitions of DSS II Licensed Information or Confidential Information had it been delivered pursuant to this Agreement shall be deepened to be DSS II Licensed Information or Confidential Information, as the case may be, and to be subject to the provisions of this Agreement.




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This Agreement sets forth the entire agreement and understanding between the
Parties with respect to the subject matter addressed herein and supersedes and cancels all previous negotiations, agreements, commitments, and writings in respect to the subject matter hereof, and neither Party hereto shall be bound by any term, clause, provision or condition save as expressly provided in this Agreement or as duly set forth on or subsequent to the date hereof in writing, signed by duly authorized officers of the Parties.

Nothing in this Agreement shall be construed as establishing or implying an, partnership between the Parties hereto, and nothing in this Agreement shall be deemed to constitute either of the Parties hereto as the agent of the other Party or authorize either Party to incur any expenses on behalf of the other Party or to commit the other Party in any way whatsoever, without obtaining the other Party's prior written consent.

The specific terns and conditions of this Agreement shall be held in confidence by both Parties and only disclosed as may be agreed by both Parties, which agreement shall not be unreasonably withheld by either Party. Notwithstanding the foregoing, or paragraph (e) above, either Party may make public statements, issue publicity or media releases, or make other disclosures, revealing the existence of this Agreement, and the general relationship of the Parties hereunder, without the prior approval of the other Party.

This Agreement shall be construed in accordance with and governed by the laws of the Province of Ontario, Canada.

IN WITNESS WHEREAS, the Parties hereto have executed this Agreement on the date first above mentioned.

NORTHERN TELECOM LIMITED               APPLIED DIGITAL ACCESS, INC.

Per. /s/ DAVID ARCHIBALD               Per. /s/ PETER P. SAVAGE
    ------------------------------         -------------------------------
    David Archibald                        Peter P. Savage
    Vice President and                     President and Chief Executive Officer
    Deputy General Counsel

Dated: February 7, 1997                Dated: February 7, 1997
      ----------------------------           -----------------------------


Per. /s/ D. J. NOBLE                   Per. /s/ JAMES L. KEEFE
    ------------------------------         -------------------------------
    D.J. Noble                             James L. Keefe
    Assistant Secretary                    Chief Financial Officer

Dated: February 7, 1997                Dated: February 7, 1997
      ----------------------------           -----------------------------

                                  SCHEDULE "A"

                           DSS II LICENSED INFORMATION

                                  SCHEDULE "B"

                               SUBLICENSING TERMS

 Sublicense agreements shall include terms and conditions substantially similar to the following:

1. restrict use of the Authorized Products or DSS II Licensed Information to object code form only;

2. prohibit causing or permitting the reverse engineering, disassembly or Recompilation of the Authorized Products or DSS II Licensed
        Information except to the extent permitted by law or required to obtain interoperability with other independently created software programs;

3. prohibit title to the Authorized Products or DSS II Licensed Information from passing to the end user;

4. disclaim Northern Telecom liability for any damages, whether direct, indirect, incidental or consequential arising from the use of the Authorized Products or DSS IT Licensed Information; and

5. require the end user, at the termination of the sublicense, to discontinue use and destroy or return to Licensor the Authorized Products or DSS II Licensed Information, associated documentation and all archival or other copies of the Authorized Products or DSS II licensed Information.

6 in any sublicense to United States Government end users, include the following on all copies of Authorized Products distributed to United States Government end users:

        This software is provided with RESTRICTED Rights. Use, Duplication, or Disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c) (1) (ii) of The Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c) (1) and (2) of the Commercial Computer Software Restricted Rights at 48 CFR 52.227-19, or successor legislation, as applicable. Contractor/Manufacturer is Northern Telecom Limited, 100 Dixie Road, Brampton, Ontario Canada L6T 5P6

7. End user shall comply with all applicable governmental legislation or regulations imposing restrictions on the export of products.

                                         INDEX

ARTICLE                      TITLE
-------                      -----
     1                       DEFINITIONS

     2                       GRANT OF RIGHTS

     3                       FURNISHING OF DSS II LICENSED COMMON

     4                       REVIEW OF AUTHORIZED PRODUCTS BY NORTHERN TELECOM

     5                       TECHNICAL ASSISTANCE

     6                       PAYMENT

     7                       RECORDS AND REMITTANCES

     8                       CONFIDENTIAL INFORMATION

     9                       LIABILITY

     10                      FORCE EJECT

     11                      DURATION

     12                      FORCE MAJEURE

     13                      NOTICES

     14                      GENERAL PROVISIONS

SCHEDULE  "A"  DSS II LICENSED INFORMATION
SCHEDULE  "B"  SUBLICENSING TERMS